EXECUTIVE CONSULTANT AGREEMENT
This Executive Consultant Agreement (the “Agreement”) is entered into as of February 16, 2023 (the “Effective Date”) by and between Community Bank (the “Bank”) and Ralph Burchianti (“Executive”). Any reference to the “Company” means CB Financial Services, Inc., the bank holding company of the Bank.
RECITALS
WHEREAS, the Company, the Bank and Executive entered into an employment agreement on November 1, 2014 (the “Prior Agreement”), pursuant to which Executive serves as Senior Executive Vice President and Chief Credit Officer; and
WHEREAS, in accordance with the management succession plan approved by the Board of Directors of the Company and the Bank (the “Board”) and in consultation with Executive, Executive shall retire as Senior Executive Vice President and Chief Credit Officer as of the Retirement Date (as defined below) and serve in the position of Executive Consultant in accordance with the terms contained herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.RETIREMENT FROM EXECUTIVE POSITION AND APPOINTMENT AS EXECUTIVE CONSULTANT
(a)    Retirement from Executive Position. From the Effective Date until and including April 30, 2024, unless earlier terminated in accordance with Section 3 (the “Employment Term”), Executive shall continue to serve as Senior Executive Vice President and Chief Credit Officer (the “Executive Position”) and will perform the duties and will have all powers associated with such Executive Position. Except as otherwise provided in this Agreement, as of May 1, 2024 (the “Retirement Date”), Executive shall retire from the Executive Position and from all other executive positions with any subsidiary or affiliate of the Bank. As a point of clarification, Executive may continue to serve as a member of the board of directors of the Company and the Bank (the “Board”) following the Retirement Date to the extent he is duly elected in accordance with the bylaws of the Company and the Bank.
(b)    Executive Consultant. From the Retirement Date until April 30, 2025, unless earlier terminated in accordance with Section 3 (the “Consulting Term”), Executive agrees to serve as an Executive Consultant to the Bank (the “Executive Consultant Position”). While serving in the Executive Consultant Position, Executive shall be employed on a part-time basis of approximately 32 hours per month on average and be available during such hours to perform advisory services to the Bank on an as needed basis, as reasonably requested by the Board and the Chief Executive Officer of the Bank. Such services may include assisting the Bank with the transitioning of Executive’s duties and responsibilities to Executive’s successor, serving as an ambassador to the Bank, maintaining the Bank’s customers and business relationships and assisting in developing new business relationships for the Bank.
(c)    Principal Place of Employment. Executive’s principal place of employment during the Employment Term and Consulting Term will be at the Barron P. “Pat” McCune, Jr., Corporate Center located at 2111 North Franklin Drive, Suite 200, Washington, PA 15301 or the R.J. Sommers, Jr. Operations Center at 600 EverGreene Drive, Waynesburg, PA 15370, provided, however, that the Bank and Executive acknowledge and understand that Executive’s duties specified in this Agreement may be performed remotely in accordance with the policies of the Bank.

(d)    Services Following the Consulting Term. Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment or service following the Consulting Term upon such terms and conditions as the Bank and Executive may mutually agree. Furthermore, Executive and Bank may engage in an additional agreement during the Consulting Term for specific projects as may be mutually agreed upon.
2.COMPENSATION, BENEFITS AND REIMBURSEMENT
(a)    Base Salary. During the Employment Term, the Bank shall continue to pay Executive his annual rate of base salary in effect as of the Effective Date in accordance with the Bank’s regular payroll practices. During the Consulting Term, the Bank shall pay Executive a payment of $5,000 per month, payable each calendar month during the Consulting Term in accordance with applicable payroll practices of the Bank. The compensation payable pursuant to this Section 2(a) shall be referred to as the “Base Pay.”
(b)    Bonus. During the Employment Term, Executive shall be eligible to receive a bonus pursuant to any bonus plan or arrangement of the Bank or the Company in which Executive is eligible to participate. During the Consulting Term, Executive may receive a bonus or bonuses, if any, on a discretionary basis, as determined by the Compensation Committee of the Board.
(c)    Benefit Plans. During the Employment Term Executive shall be entitled to participate in all employee benefit plans and arrangements of the Bank in accordance with the terms thereof. Without limiting the generality of the foregoing provisions of this Section 2(c), Executive, during the Employment Term, shall also be entitled to participate in any employee benefit plans including but not limited to stock option and restricted stock plans, retirement plans, pension plans, profit-sharing plans, health-and-accident plans (Executive’s spouse shall be entitled to participate in the health plan subject to the plan’s eligibility requirements), or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Bank shall also reimburse Executive for the monthly costs associated with Executive’s Medicare coverage, which shall include his Medicare supplemental insurance and prescription coverage during the Employment Term.
(d)    Paid Time Off. Executive shall be entitled to paid time off each year during the Employment Term and Consulting Term measured on a calendar year basis, in accordance with the Bank’s customary practices. Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.
(e)    Expense Reimbursements. The Bank shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, use of a Bank-provided cellular telephone, fees for memberships in such organizations as Executive and the Bank mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank.
(f)    Timing of Payments. To the extent not specifically set forth in this Section 2, any compensation or reimbursements payable or provided under this Section 2 will be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation or reimbursement payment is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation 1.409A-1(d).
3.TERMINATION AND TERMINATION PAY
(a)    Termination. Prior to the expiration of the Employment Term or Consulting Term, either the Bank or Executive may terminate Executive’s employment relationship with the

Bank for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination (the “Notice of Termination”). Upon Executive’s Date of Termination (as defined below), this Agreement will immediately terminate without any further action by the Company, the Bank or Executive.
(b)    Payments Upon Termination.
(i)    In the event of Executive’s cessation of employment for any reason other than his involuntary termination of employment without “Cause,” neither Executive nor Executive’s estate or beneficiary shall have a right to receive any compensation or benefits under this Agreement other than Executive’s Accrued Obligations.
For purposes of this Agreement, “Accrued Obligations” means the sum of any: (1) any Base Pay earned through the Executive’s Date of Termination, (2) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement), (3) unused paid time off that accrued through the Date of Termination, (4) earned but unpaid bonus or incentive compensation and (5) vested benefits earned under any equity incentive plan or employee benefit plan of the Bank or the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such plans. Unless otherwise provided by the applicable compensation arrangement or employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following the Date of Termination (as defined below).
For purposes of this Agreement, “Cause” shall be determined in the sole discretion of the Board in accordance with the policies and procedures of the Bank that apply to Bank personnel.
(ii)    In the event Executive is terminated by the Bank (or any successor to the Bank in the event of a “change in control” as defined in accordance with Section 409A of the Internal Revenue Code, as amended (the “Code”)) without Cause, Executive (or, if applicable, his beneficiary) shall be entitled to receive:
    (A)    any Accrued Obligations; and
    (B)    the Base Pay that Executive would have earned if he continued to remain employed for the remaining Employment Term and/or Consulting Term. Such continued payments will commence within 30 days after the Date of Termination and be payable in accordance with the Bank’s regular payroll practices at the time and manner described in Section 2(a) of this Agreement.
Notwithstanding the foregoing, Executive shall not be entitled to any payment pursuant to this Subsection 3(b)(ii)(B) unless and until Executive executes a release of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Bank, the Company or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Executive no later than the date of his Separation from Service and Executive must execute the release within 21 days after such date without subsequent revocation by Executive within seven (7) days after execution of the release.
(c)    COBRA Coverage. Commencing immediately following the expiration of the Employment Term or Consulting Term, Executive and/or Executive’s spouse shall have the right to continue to participate in the Bank’s (or the Bank’s successor) group health plan(s) in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of

1985 (“COBRA Coverage”). Executive shall be solely responsible for paying any premium costs associated with such COBRA Coverage.
(d)    Notice; Effective Date of Termination. Notice of Termination of employment under this Agreement must be communicated by or to Executive or the Bank, as applicable in accordance with Section 14. “Date of Termination,” as referenced in this Agreement, means the date that is 30 days after either the Bank or Executive gives the other party the Notice of Termination, unless the parties agree to an earlier date, in which case the Date of Termination will be effective as of such earlier date.
4.COVENANTS OF EXECUTIVE
(a)    Confidentiality. Executive recognizes and acknowledges that Executive has been and will be the recipient of confidential and proprietary business information concerning the Company, the Bank and their affiliates (collectively, referred to as “CB”), including without limitation, past, present, planned or considered business activities of CB, and Executive acknowledges and agrees that Executive will not, during or after the Employment Term and/or Consulting Term, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.
(b)    Information/Cooperation. Executive will, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.
5.SOURCE OF PAYMENTS; TAX WITHHOLDING
All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank). The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).
6.ENTIRE AGREEMENT
This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including the Prior Agreement.
7.NO ATTACHMENT; BINDING ON SUCCESSORS
(a)    This Agreement may not be delegated or assigned by Executive.
(b)    The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors (including any successor to the Bank as a result of a change in control as defined in accordance with Section 409A of the Code) and permitted assigns, including any successor employer to the Company or the Bank in the event of a change in control.
8.MODIFICATION
This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

9.CERTAIN REQUIRED PROVISIONS
(a)    Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(b)    Solely to the extent necessary to comply with Section 409A of the Code, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.
(c)    Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.
10.SEVERABILITY
If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
11.GOVERNING LAW
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.
12.ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of the Bank’s corporate headquarters, in accordance with the Commercial Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in the Commonwealth of Pennsylvania to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.
13.INDEMNIFICATION
The Bank will provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank or the Company, as applicable, and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a trustee, director or officer of the Bank or the Company or any subsidiary or affiliate of the Bank.
14.NOTICE
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when either (i) delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below; or (ii) if sent by electronic mail, on the date actually received by either party.

To the Bank/Company:	CB Financial Services, Inc. or Community Bank 100 North Market Street Carmichaels, PA 15320 Attention: President & CEO
To Executive:	Most recent address or electronic mail address on file with the Bank
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CB FINANCIAL SERVICES, INC.

By:	/s/ John H. Montgomery
Name: John H. Montgomery
Title: President and Chief Executive Officer

COMMUNITY BANK

By:	/s/ John H. Montgomery
Name: John H. Montgomery
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Ralph Burchianti
Ralph Burchianti